Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP REPORTS INCREASED FOURTH QUARTER NET INCOME, STRONG ORGANIC LOAN GROWTH AND NET INTEREST MARGIN

New York, NY – January 27, 2022 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter 2021 of $115.0 million, or $0.27 per diluted common share, as compared to the fourth quarter 2020 earnings of $105.4 million, or $0.25 per diluted common share, and net income of $122.6 million, or $0.29 per diluted common share, for the third quarter 2021. Our fourth quarter 2021 core earnings included provision expense of $6.2 million ($0.01 per common share) recorded for purchased non-credit deteriorated (non-PCD) loans and unfunded credit commitments acquired during the quarter. Excluding all non-core charges, our adjusted net income (a non-GAAP measure) was $120.5 million, or $0.28 per diluted common share, for the fourth quarter 2021, $113.4 million, or $0.27 per diluted common share, for the fourth quarter 2020, and $124.7 million, or $0.30 per diluted common share, for the third quarter 2021. See further details below, including a reconciliation of our adjusted net income in the "Consolidated Financial Highlights" tables.
Key financial highlights for the fourth quarter:
•Acquisition of The Westchester Bank Holding Corp.: On December 1, 2021, Valley completed its acquisition of The Westchester Bank Holding Corporation (Westchester) and its wholly-owned subsidiary, The Westchester Bank. Westchester had approximately $1.4 billion in assets, $915 million in loans, $1.2 billion in deposits, after purchase accounting adjustments, and a branch network of seven locations in Westchester County, New York. The common shareholders of Westchester received 229.645 shares of Valley common stock for each Westchester share that they owned. The total consideration for the acquisition was $211.1 million and the transaction resulted in $63.5 million of goodwill and $8.1 million of core deposit intangible assets subject to amortization.
•Loan Portfolio: Total loans increased $1.5 billion to $34.2 billion at December 31, 2021 from September 30, 2021 largely due to $915 million in acquired loans from Westchester and strong organic loan growth, partially offset by a $438 million decline in SBA Paycheck Protection Program (PPP) loans. Excluding the Westchester and PPP loans, our non-PPP loan portfolio increased approximately $1.1 billion, or 13 percent on an annualized basis, during the fourth quarter 2021. See the "Loans, Deposits and Other Borrowings" section below for additional information.
•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $316.0 million for the fourth quarter 2021 increased $14.3 million and $27.2 million as compared to the third quarter 2021 and fourth quarter 2020, respectively. Our net interest margin on a tax equivalent basis increased 8 basis points to 3.23 percent in the fourth quarter 2021 as compared to 3.15 percent for the third quarter 2021. The increases were largely due to higher loan yields

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2021 Earnings
January 27, 2022

partially driven by increased PPP and other periodic loan fees, and both acquired and organic loan growth. Our costs of average interest bearing liabilities also decreased 5 basis points from the third quarter 2021 due to repricing of deposits, continued run-off of maturing higher cost time deposits and repayments of borrowings. See the "Net Interest Income and Margin" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $375.7 million and $356.9 million at December 31, 2021 and September 30, 2021, respectively, representing 1.10 percent and 1.09 percent of total loans at each respective date. During the fourth quarter 2021, the provision for credit losses for loans was $11.6 million as compared to $3.5 million and $19.0 million for the third quarter 2021 and fourth quarter 2020, respectively. The increased fourth quarter 2021 provision as compared to the third quarter 2021 was largely due to the $6.2 million of provision related to the non-PCD loans and unfunded credit commitments acquired from Westchester.
•Credit Quality: We recorded net recoveries of loan charge-offs totaling $624 thousand for the fourth quarter 2021, as compared to net loan charge-offs of $293 thousand and $3.0 million for the third quarter 2021 and fourth quarter 2020, respectively. Non-accrual loans represented 0.70 percent and 0.77 percent of total loans at December 31, 2021 and September 30, 2021, respectively. See the "Credit Quality" Section below for more details.
•Non-Interest Income: Non-interest income decreased $4.2 million to $38.2 million for the fourth quarter 2021 from $42.4 million for the third quarter 2021 primarily due to a $4.5 million decrease in swap fee income derived from certain new commercial loan transactions.
•Non-Interest Expense: Non-interest expense increased $9.6 million to $184.5 million for the fourth quarter 2021 as compared to the third quarter 2021 mainly due to $7.6 million of merger expenses (primarily consisting of change in control and severance expense related to the Westchester acquisition), higher cash incentive compensation expense and incremental additions to operating expenses related to new infrastructure and the Westchester acquisition, partially offset by a $2.3 million decrease in professional and legal fees.
•Efficiency Ratio: Our efficiency ratio was 52.19 percent for the fourth quarter 2021 as compared to 50.93 percent and 51.61 percent for the third quarter 2021 and fourth quarter 2020, respectively. Our adjusted efficiency ratio was 49.44 percent for the fourth quarter 2021 as compared to 49.16 percent and 46.99 percent for the third quarter 2021 and fourth quarter 2020, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 1.08 percent, 9.38 percent, and 13.44 percent for the fourth quarter 2021, respectively. Annualized ROA, ROE and tangible ROE, adjusted for non-core charges, were 1.14 percent, 9.83 percent, and 14.08 percent for the fourth quarter 2021, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2021 Earnings
January 27, 2022

Ira Robbins, CEO commented, "Valley’s strong fourth quarter 2021 core results demonstrate the significant earnings power of our evolving franchise. In 2021, we generated net income of approximately $474 million, which represents a 21 percent increase from the prior year. We continue to build out low-cost funding channels in support of our strong and diverse organic loan production which was robust throughout the year. These efforts resulted in strong net interest margin performance and an adjusted efficiency ratio below 49 percent for the second consecutive year." Mr. Robbins continued, "In December 2021, we also completed the Westchester acquisition and welcomed their customers and knowledgeable staff to Valley. Prior to and after the merger, our dedicated employees have been hard at work to ensure the acquisition is a complete success. Due to these efforts, we expect the full systems integration of the Westchester operations to be completed in the latter part of the first quarter 2022."

Mr. Robbins added, "2021 was an exciting and transformative year for our organization. We identified a pair of value-enhancing bank partners which we believe will accelerate our future organic growth capabilities and further diversify our business offerings. We simultaneously invested in our fee income capabilities through the acquisition of Dudley Ventures. These partnerships complement the significant progress that we have made to innovate with new products, services, and technologies to add value for our clients and stakeholders. I am extremely excited about the growth opportunities that exist for Valley as we remain well-positioned for success in the ever-changing banking landscape."
Net Interest Income and Margin
Net interest income on a tax equivalent basis totaling $316.0 million for the fourth quarter 2021 increased $14.3 million and $27.2 million as compared to the third quarter 2021 and fourth quarter 2020, respectively. Interest income on a tax equivalent basis increased $11.2 million to $340.7 million for the fourth quarter 2021 as compared to the third quarter 2021 due to (i) increases of $639.7 million and $248.7 million in average loans and investment securities, respectively, (ii) a $2.4 million increase in periodic non-PPP loan fees and interest recovery income, and (iii) an $877 thousand increase in PPP loan related interest and fees caused by loan forgiveness in the fourth quarter 2021. Interest expense of $24.7 million for the fourth quarter 2021 decreased $3.1 million as compared to the third quarter 2021 as we continue to reduce our cost of funding from both deposits and the repayment of other borrowings, primarily FHLB advances.
The net interest margin on a tax equivalent basis of 3.23 percent for the fourth quarter 2021 increased 8 basis points as compared to 3.15 percent for the third quarter 2021, and increased 17 basis points from 3.06 percent for the fourth quarter 2020. The yield on average interest earning assets increased by 4 basis points on a linked quarter basis mostly due to the higher yield on average loans. The yield on average loans increased to 3.83 percent for the fourth quarter 2021 from 3.79 percent for the third quarter 2021 largely due to the increases in non-PPP loan fees, interest recovery income, and PPP interest and fees combined with a $493 million decline in average PPP loans during the fourth quarter 2021. The overall cost of average interest-bearing liabilities decreased by 5 basis points to 0.39 percent for the fourth quarter 2021 as compared to the linked third quarter 2021 due to the continued customer shift to lower cost deposits, as well as lower average short and long-term borrowings caused by normal repayments funded by excess liquidity. Our cost of total average deposits was 0.15 percent for the fourth quarter 2021 as compared to 0.18 percent for the third quarter 2021.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2021 Earnings
January 27, 2022

Loans, Deposits and Other Borrowings
Loans. Loans increased $1.5 billion to $34.2 billion at December 31, 2021 from September 30, 2021 largely due to a combination of $915 million in acquired loans from Westchester and strong organic loan growth, partially offset by a decline in PPP loans. The PPP loans included within the commercial and industrial loan category decreased $438.1 million to $436.0 million (net of $12.1 million in unearned fees) at December 31, 2021 from September 30, 2021 mainly driven by SBA loan forgiveness activity. Excluding the Westchester acquired loans and PPP loans, commercial and industrial, residential mortgage, commercial real estate loans increased 30 percent, 17 percent, and 10 percent on an annualized basis, respectively, during the fourth quarter 2021. New and refinanced loan originations also included approximately $229 million of residential mortgage loans originated for sale rather than investment. Loans held for sale totaled $139.5 million and $157.1 million at December 31, 2021 and September 30, 2021. Net gains on sales of residential loans were $6.7 million and $6.4 million in the fourth quarter 2021 and third quarter 2021, respectively.
Deposits. Total deposits increased $2.0 billion, or 5.9 percent, to approximately $35.6 billion at December 31, 2021 from September 30, 2021 driven by $1.2 billion of assumed deposits from Westchester and continued organic non-maturity deposit growth from both commercial and retail customers. Time deposits decreased $273.2 million to $3.7 billion at December 31, 2021 from September 30, 2021 largely due to normal run-off of maturing retail CDs with some continued migration to the more liquid deposit product categories. Total brokered deposits (mainly consisting of money market deposit accounts) were $1.4 billion at December 31, 2021 as compared to $1.7 billion at September 30, 2021. Non-interest bearing deposits; savings, NOW, money market deposits; and time deposits represented approximately 33 percent, 57 percent and 10 percent of total deposits as of December 31, 2021, respectively.
Other Borrowings. Short-term borrowings decreased $127.6 million to approximately $655.7 million at December 31, 2021 as compared to September 30, 2021 largely due to the maturity and repayment of an FHLB advance during the fourth quarter 2021. Long-term borrowings of $1.4 billion remained relatively unchanged at December 31, 2021 as compared to September 30, 2021.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities decreased $12.3 million to $245.4 million at December 31, 2021 compared to $257.7 million at September 30, 2021. The decrease in NPAs was mostly due to a $12.3 million decline in non-accrual commercial real estate loans mainly caused by the full repayment of three non-performing loans totaling $11.4 million during the fourth quarter 2021. Non-accrual loans represented 0.70 percent of total loans at December 31, 2021 as compared to 0.77 percent of total loans at September 30, 2021.
Non-performing Taxi Medallion Loan Portfolio. We continue to closely monitor our non-performing New York City and Chicago taxi medallion loans totaling $85.4 million and $576 thousand, respectively, within the commercial and industrial loan portfolio at December 31, 2021. At December 31, 2021, all taxi medallion loans were on non-accrual status and had related reserves of $58.5 million, or 68.0 percent of such loans, within the allowance for loan losses.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2021 Earnings
January 27, 2022

Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) increased $650 thousand to $55.9 million, or 0.16 percent of total loans, at December 31, 2021 as compared to $55.2 million, or 0.17 percent of total loans, at September 30, 2021. Commercial and industrial and residential mortgage loans 60 to 89 days past due increased $6.9 million and $2.3 million, respectively, at December 31, 2021 as compared to September 30, 2021. Partially offsetting these increases, commercial real estate loans 60 to 89 days past due decreased $5.9 million mostly due to the payoff of one performing matured loan previously included in this delinquency category at September 30, 2021. Loans 90 or more days past due also decreased $2.6 million largely due to lower delinquencies reported in the commercial loan categories at December 31, 2021.
Forbearance. In response to the COVID-19 pandemic and its economic impact to certain customers, Valley implemented short-term loan modifications such as payment deferrals, fee waivers, extensions of repayment terms, or delays in payment that are insignificant, when requested by customers. Generally, the modification terms allow for a deferral of payments for up to 90 days, which Valley may extend for an additional 90 days. Any extensions beyond this period were done in accordance with applicable regulatory guidance. As of December 31, 2021, Valley had approximately $33 million of outstanding loans remaining in their payment deferral period under short-term modifications as compared to $99 million of loans in deferral at September 30, 2021.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2021 Earnings
January 27, 2022

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at December 31, 2021, September 30, 2021, and December 31, 2020:

	December 31, 2021		September 30, 2021		December 31, 2020
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$103,090	1.76%	$103,877	1.84%	$131,070	1.91%
Commercial real estate loans:
Commercial real estate	193,258	1.02%	178,206	0.99%	146,009	0.87%
Construction	24,232	1.31%	21,515	1.19%	18,104	1.04%
Total commercial real estate loans	217,490	1.05%	199,721	1.01%	164,113	0.89%
Residential mortgage loans	25,120	0.55%	24,732	0.57%	28,873	0.69%
Consumer loans:
Home equity	3,889	0.97%	4,110	1.02%	4,675	1.08%
Auto and other consumer	9,613	0.37%	10,087	0.40%	11,512	0.51%
Total consumer loans	13,502	0.45%	14,197	0.49%	16,187	0.60%
Allowance for loan losses	359,202	1.05%	342,527	1.05%	340,243	1.06%
Allowance for unfunded credit commitments	16,500		14,400		11,111
Total allowance for credit losses for loans	$375,702		$356,927		$351,354
Allowance for credit losses for
loans as a % loans		1.10%		1.09%		1.09%

Our loan portfolio, totaling $34.2 billion at December 31, 2021, had net recoveries of loan charge-offs totaling $624 thousand for the fourth quarter 2021 as compared to net loan charge-offs of $293 thousand and $3.0 million for the third quarter 2021 and the fourth quarter 2020, respectively.
During the fourth quarter 2021, we recorded a provision for credit losses for loans totaling $11.6 million as compared to $3.5 million for the third quarter 2021 and $19.0 million for the fourth quarter 2020. The increase in the fourth quarter 2021 provision as compared to the third quarter 2021 was largely due to a $6.2 million provision recorded for non-PCD loans and unfunded credit commitments acquired from Westchester.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.10 percent, 1.09 percent and 1.09 percent at December 31, 2021, September 30, 2021 and December 31, 2020, respectively. The allowance for credit losses at December 31, 2021 was impacted by (i) the total provision for credit losses for loans during the fourth quarter 2021, (ii) a $6.5 million allowance for credit losses for loans recorded for PCD loans acquired from Westchester at the acquisition date, and (iii) the net recoveries of loan charge-offs during the fourth quarter 2021.

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2021 Earnings
January 27, 2022

Capital Adequacy
Valley's regulatory capital ratios continue to reflect its well capitalized position. Valley's total risk-based capital, Tier 1 capital, common equity Tier 1 capital and Tier 1 leverage capital ratios were 13.10 percent, 10.69 percent, 10.06 percent and 8.88 percent, respectively, at December 31, 2021.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM Eastern Standard Time, today to discuss the fourth quarter 2021 earnings. Those wishing to participate in the call may dial toll-free (866) 354-0432 (Conference ID: 2858424). The teleconference will also be webcast live: https://edge.media-server.com/mmc/p/x7tpu9r2 and archived on Valley’s website through Monday, February 28, 2022. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $43 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations across New Jersey, New York, Florida and Alabama, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•the inability to realize expected cost savings and synergies from the Westchester and Bank Leumi USA (Bank Leumi) acquisitions in amounts or in the timeframe anticipated;
•costs or difficulties relating to Westchester and Bank Leumi integration matters might be greater than expected;
•the inability to retain customers and qualified employees of Westchester and Bank Leumi;
•changes in estimates of non-recurring charges related to the Westchester and Bank Leumi acquisitions;

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2021 Earnings
January 27, 2022

•the continued impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients;
•the continued impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets;
•the impact of forbearances or deferrals we are required or agree to as a result of customer requests and/or government actions, including, but not limited to our potential inability to recover fully deferred payments from the borrower or the collateral;
•the risks related to the discontinuation of the London Interbank Offered Rate and other reference rates, including increased expenses and litigation and the effectiveness of hedging strategies;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent or trademark infringement, employment related claims, and other matters;
•a prolonged downturn in the economy, mainly in New Jersey, New York, Florida and Alabama, as well as an unexpected decline in commercial real estate values within our market areas;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law;
•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•the loss of or decrease in lower-cost funding sources within our deposit base, including our inability to achieve deposit retention targets under Valley's branch transformation strategy;
•cyber-attacks, ransomware attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank (FRB), the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, the COVID-19 pandemic or other external events; and

Valley National Bancorp (NASDAQ: VLY)
Fourth Quarter 2021 Earnings
January 27, 2022

•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020 and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.
Final 2021 financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended December 31, 2021, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #

-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2021	2021	2020	2021	2020
FINANCIAL DATA:
Net interest income - FTE (1)	$316,000	$301,744	$288,833	$1,213,115	$1,122,875
Net interest income	315,301	301,026	287,920	1,209,901	1,118,904
Non-interest income	38,223	42,431	47,533	155,013	183,032
Total revenue	353,524	343,457	335,453	1,364,914	1,301,936
Non-interest expense	184,514	174,922	173,141	691,542	646,148
Pre-provision net revenue	169,010	168,535	162,312	673,372	655,788
Provision for credit losses	11,699	3,531	18,975	32,633	125,722
Income tax expense	42,273	42,424	37,974	166,899	139,460
Net income	115,038	122,580	105,363	473,840	390,606
Dividends on preferred stock	3,172	3,172	3,172	12,688	12,688
Net income available to common stockholders	$111,866	$119,408	$102,191	$461,152	$377,918
Weighted average number of common shares outstanding:
Basic	411,775,590	406,824,160	403,872,459	407,445,379	403,754,356
Diluted	414,472,820	409,238,001	405,799,507	410,018,328	405,046,207
Per common share data:
Basic earnings	$0.27	$0.29	$0.25	$1.13	$0.94
Diluted earnings	0.27	0.29	0.25	1.12	0.93
Cash dividends declared	0.11	0.11	0.11	0.44	0.44
Closing stock price - high	14.82	13.61	10.09	14.82	11.46
Closing stock price - low	13.04	11.80	6.90	9.74	6.29
CORE ADJUSTED FINANCIAL DATA: (2)
Net income available to common shareholders, as adjusted	$117,366	$121,555	$110,266	$474,989	$389,050
Basic earnings per share, as adjusted	0.29	0.30	0.27	1.17	0.96
Diluted earnings per share, as adjusted	0.28	0.30	0.27	1.16	0.96
FINANCIAL RATIOS:
Net interest margin	3.22%	3.14%	3.05%	3.16%	3.02%
Net interest margin - FTE (1)	3.23	3.15	3.06	3.17	3.03
Annualized return on average assets	1.08	1.18	1.02	1.14	0.96
Annualized return on avg. shareholders' equity	9.38	10.23	9.20	9.98	8.68
Annualized return on avg. tangible shareholders' equity (2)	13.44	14.64	13.45	14.40	12.82
Efficiency ratio (3)	52.19	50.93	51.61	50.67	49.63
CORE ADJUSTED FINANCIAL RATIOS: (2)
Annualized return on average assets, as adjusted	1.14%	1.20%	1.10%	1.18%	0.99%
Annualized return on average shareholders' equity, as adjusted	9.83	10.41	9.90	10.27	8.93
Annualized return on average tangible shareholders' equity, as adjusted	14.08	14.90	14.48	14.82	13.19
Efficiency ratio, as adjusted	49.44	49.16	46.99	48.46	47.39

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2021	2021	2020	2021	2020
AVERAGE BALANCE SHEET ITEMS:
Assets	$42,473,828	$41,543,930	$41,308,943	$41,475,682	$40,557,326
Interest earning assets	39,193,014	38,332,874	37,806,500	38,227,815	37,010,933
Loans	33,338,128	32,698,382	32,570,902	32,816,985	31,785,859
Interest bearing liabilities	25,582,956	25,354,160	26,708,223	25,586,867	26,877,800
Deposits	34,746,786	33,599,820	31,755,838	33,239,432	30,690,382
Shareholders' equity	4,905,343	4,794,843	4,582,329	4,747,745	4,500,067

	As of
BALANCE SHEET ITEMS:	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands)	2021	2021	2021	2021	2020
Assets	$43,446,443	$41,278,007	$41,274,228	$41,178,011	$40,686,076
Total loans	34,153,657	32,606,814	32,457,454	32,686,416	32,217,112
Deposits	35,632,412	33,632,605	33,194,774	32,585,209	31,935,602
Shareholders' equity	5,084,066	4,822,498	4,737,807	4,659,670	4,592,120

LOANS:
(In thousands)
Commercial and industrial loans:
Commercial and industrial	$5,411,601	$4,761,227	$4,733,771	$4,784,017	$4,709,569
Commercial and industrial PPP loans	435,950	874,033	1,350,684	2,364,627	2,152,139
Total commercial and industrial	5,847,551	5,635,260	6,084,455	7,148,644	6,861,708
Commercial real estate:
Commercial real estate	18,935,486	17,912,070	17,512,142	16,923,627	16,724,998
Construction	1,854,580	1,804,580	1,752,838	1,786,331	1,745,825
Total commercial real estate	20,790,066	19,716,650	19,264,980	18,709,958	18,470,823
Residential mortgage	4,545,064	4,332,422	4,226,975	4,060,492	4,183,743
Consumer:
Home equity	400,779	402,658	410,856	409,576	431,553
Automobile	1,570,036	1,563,698	1,531,262	1,444,883	1,355,955
Other consumer	1,000,161	956,126	938,926	912,863	913,330
Total consumer loans	2,970,976	2,922,482	2,881,044	2,767,322	2,700,838
Total loans	$34,153,657	$32,606,814	$32,457,454	$32,686,416	$32,217,112

CAPITAL RATIOS:
Book value per common share	$11.57	$11.32	$11.15	$10.97	$10.85
Tangible book value per common share (2)	7.94	7.78	7.59	7.39	7.25
Tangible common equity to tangible assets (2)	7.98%	7.95%	7.73%	7.55%	7.47%
Tier 1 leverage capital	8.88	8.63	8.49	8.37	8.06
Common equity tier 1 capital	10.06	10.06	10.04	10.08	9.94
Tier 1 risk-based capital	10.69	10.73	10.73	10.79	10.66
Total risk-based capital	13.10	13.24	13.36	12.76	12.64

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
ALLOWANCE FOR CREDIT LOSSES:	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2021	2021	2020	2021	2020
Allowance for credit losses for loans
Beginning balance	$356,927	$353,724	$335,328	$351,354	$164,604
Impact of the adoption of ASU 2016-13 (4)	—	—	—	—	37,989
Allowance for purchased credit deteriorated (PCD) loans	6,542	—	—	6,542	61,643
Beginning balance, adjusted	363,469	353,724	335,328	357,896	264,236
Loans charged-off:
Commercial and industrial	(2,224)	(1,248)	(3,281)	(21,507)	(34,630)
Commercial real estate	—	—	(1)	(382)	(767)
Residential mortgage	(1)	—	(250)	(140)	(598)
Total consumer	(914)	(771)	(1,670)	(4,303)	(9,294)
Total loans charged-off	(3,139)	(2,019)	(5,202)	(26,332)	(45,289)
Charged-off loans recovered:
Commercial and industrial	1,153	514	160	3,934	1,956
Commercial real estate	1,794	29	890	2,553	1,054
Construction	—	—	372	4	452
Residential mortgage	100	228	44	676	670
Total consumer	716	955	734	4,075	3,188
Total loans recovered	3,763	1,726	2,200	11,242	7,320
Net recoveries (charge-offs)	624	(293)	(3,002)	(15,090)	(37,969)
Provision for credit losses for loans	11,609	3,496	19,028	32,896	125,087
Ending balance	$375,702	$356,927	$351,354	$375,702	$351,354
Components of allowance for credit losses for loans:
Allowance for loan losses	$359,202	$342,527	$340,243	$359,202	$340,243
Allowance for unfunded credit commitments	16,500	14,400	11,111	16,500	11,111
Allowance for credit losses for loans	$375,702	$356,927	$351,354	$375,702	$351,354
Components of provision for credit losses for loans:
Provision for credit losses for loans	$9,509	$3,496	$18,213	$27,507	$123,922
Provision for unfunded credit commitments	2,100	—	815	5,389	1,165
Total provision for credit losses for loans	$11,609	$3,496	$19,028	$32,896	$125,087

Annualized ratio of total net (recoveries) charge-offs to average loans	(0.01)%	0.00%	0.04%	0.05%	0.12%
Allowance for credit losses as a % of total loans	1.10%	1.09%	1.09%	1.10%	1.09%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
ASSET QUALITY:	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands)	2021	2021	2021	2021	2020
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$6,717	$2,677	$3,867	$3,763	$6,393
Commercial real estate	14,421	22,956	40,524	11,655	35,030
Construction	1,941	—	—	—	315
Residential mortgage	10,999	9,293	8,479	16,004	17,717
Total consumer	6,811	5,463	6,242	5,480	10,257
Total 30 to 59 days past due	40,889	40,389	59,112	36,902	69,712
60 to 89 days past due:
Commercial and industrial	7,870	985	1,361	1,768	2,252
Commercial real estate	—	5,897	11,451	5,455	1,326
Residential mortgage	3,314	974	1,608	2,233	10,351
Total consumer	1,020	1,617	985	1,021	1,823
Total 60 to 89 days past due	12,204	9,473	15,405	10,477	15,752
90 or more days past due:
Commercial and industrial	1,273	2,083	2,351	2,515	9,107
Commercial real estate	32	1,942	1,948	—	993
Residential mortgage	677	1,002	956	2,472	3,170
Total consumer	789	325	463	417	271
Total 90 or more days past due	2,771	5,352	5,718	5,404	13,541
Total accruing past due loans	$55,864	$55,214	$80,235	$52,783	$99,005
Non-accrual loans:
Commercial and industrial	$99,918	$100,614	$102,594	$108,988	$106,693
Commercial real estate	83,592	95,843	58,893	54,004	46,879
Construction	17,641	17,653	17,660	71	84
Residential mortgage	35,207	33,648	35,941	33,655	25,817
Total consumer	3,858	4,073	4,924	7,292	5,809
Total non-accrual loans	240,216	251,831	220,012	204,010	185,282
Other real estate owned (OREO)	2,259	3,967	4,523	4,521	5,118
Other repossessed assets	2,931	1,896	2,060	1,857	3,342
Non-accrual debt securities	—	—	—	129	815
Total non-performing assets	$245,406	$257,694	$226,595	$210,517	$194,557
Performing troubled debt restructured loans	$71,330	$64,832	$64,080	$67,102	$57,367
Total non-accrual loans as a % of loans	0.70%	0.77%	0.68%	0.62%	0.58%
Total accruing past due and non-accrual loans as a % of loans	0.87%	0.94%	0.93%	0.79%	0.88%
Allowance for losses on loans as a % of non-accrual loans	149.53%	136.01%	154.23%	168.07%	183.64%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)	This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley's financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley's presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley's business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2021	2021	2020	2021	2020
Adjusted net income available to common shareholders:
Net income, as reported	$115,038	$122,580	$105,363	$473,840	$390,606
Add: Losses on extinguishment of debt (net of tax)	—	—	6,958	6,024	8,649
Add: Losses (gains) on available for sale and held to maturity securities transactions (net of tax)(a)	9	(565)	(468)	(390)	(377)
Add: Severance expense (net of tax)(b)	—	—	1,489	—	1,489
Add: Merger related expenses (net of tax)(c)	5,491	1,207	96	6,698	1,371
Add: Litigation reserve (net of tax)(d)	—	1,505	—	1,505	—
Net income, as adjusted	$120,538	$124,727	$113,438	$487,677	$401,738
Dividends on preferred stock	3,172	3,172	3,172	12,688	12,688
Net income available to common shareholders, as adjusted	$117,366	$121,555	$110,266	$474,989	$389,050
_____________
(a) Included in gains on securities transactions, net.
(b) Severance expenses are included in salary and employee benefits expense.
(c) Merger related expenses are primarily within salary and employee benefits expense, professional and legal fees, and other expense.
(d) Litigation reserve included in professional and legal fees.

Adjusted per common share data:
Net income available to common shareholders, as adjusted	$117,366	$121,555	$110,266	$474,989	$389,050
Average number of shares outstanding	411,775,590	406,824,160	403,872,459	407,445,379	403,754,356
Basic earnings, as adjusted	$0.29	$0.30	$0.27	$1.17	$0.96
Average number of diluted shares outstanding	414,472,820	409,238,001	405,799,507	410,018,328	405,046,207
Diluted earnings, as adjusted	$0.28	$0.30	$0.27	$1.16	$0.96

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2021	2021	2020	2021	2020
Adjusted annualized return on average tangible shareholders' equity:
Net income, as adjusted	$120,538	$124,727	$113,438	$487,677	$401,738
Average shareholders' equity	4,905,343	4,794,843	4,582,329	4,747,745	4,500,067
Less: Average goodwill and other intangible assets	1,481,951	1,446,760	1,447,838	1,457,519	1,454,349
Average tangible shareholders' equity	$3,423,392	$3,348,083	$3,134,491	$3,290,226	$3,045,718
Annualized return on average tangible shareholders' equity, as adjusted	14.08%	14.90%	14.48%	14.82%	13.19%
Adjusted annualized return on average assets:
Net income, as adjusted	$120,538	$124,727	$113,438	$487,677	$401,738
Average assets	$42,473,828	$41,543,930	$41,308,943	$41,475,682	$40,557,326
Annualized return on average assets, as adjusted	1.14%	1.20%	1.10%	1.18%	0.99%
Adjusted annualized return on average shareholders' equity:
Net income, as adjusted	$120,538	$124,727	$113,438	$487,677	$401,738
Average shareholders' equity	$4,905,343	$4,794,843	$4,582,329	$4,747,745	$4,500,067
Annualized return on average shareholders' equity, as adjusted	9.83%	10.41%	9.90%	10.27%	8.93%

Annualized return on average tangible shareholders' equity:
Net income, as reported	$115,038	$122,580	$105,363	$473,840	$390,606
Average shareholders' equity	4,905,343	4,794,843	4,582,329	4,747,745	4,500,067
Less: Average goodwill and other intangible assets	1,481,951	1,446,760	1,447,838	1,457,519	1,454,349
Average tangible shareholders' equity	$3,423,392	$3,348,083	$3,134,491	$3,290,226	$3,045,718
Annualized return on average tangible shareholders' equity	13.44%	14.64%	13.45%	14.40%	12.82%
Adjusted efficiency ratio:
Non-interest expense	$184,514	$174,922	$173,141	$691,542	$646,148
Less: Loss on extinguishment of debt (pre-tax)	—	—	9,683	8,406	12,036
Less: Severance expense (pre-tax)	—	—	2,072	—	2,072
Less: Merger-related expenses (pre-tax)	7,613	1,287	133	8,900	1,907
Less: Amortization of tax credit investments (pre-tax)	2,115	3,079	3,932	10,910	13,335
Less: Litigation reserve (pre-tax)	—	2,100	—	2,100	—
Non-interest expense, as adjusted	174,786	168,456	157,321	661,226	616,798
Net interest income	315,301	301,026	287,920	1,209,901	1,118,904
Non-interest income, as reported	38,223	42,431	47,533	155,013	183,032
Add: Losses (gains) on available for sale and held to maturity securities transactions, net (pre-tax)	12	(788)	(651)	(545)	(524)
Non-interest income, as adjusted	$38,235	$41,643	$46,882	$154,468	$182,508
Gross operating income, as adjusted	$353,536	$342,669	$334,802	$1,364,369	$1,301,412
Efficiency ratio, as adjusted	49.44%	49.16%	46.99%	48.46%	47.39%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	December 31,	September 30,	June 30,	March 31,	December 31,
($ in thousands, except for share data)	2021	2021	2021	2021	2020
Tangible book value per common share:
Common shares outstanding	421,437,068	407,313,664	406,083,790	405,797,538	403,858,998
Shareholders' equity	$5,084,066	$4,822,498	$4,737,807	$4,659,670	$4,592,120
Less: Preferred Stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	1,529,394	1,444,967	1,447,965	1,450,414	1,452,891
Tangible common shareholders' equity	$3,344,981	$3,167,840	$3,080,151	$2,999,565	$2,929,538
Tangible book value per common share	$7.94	$7.78	$7.59	$7.39	$7.25
Tangible common equity to tangible assets:
Tangible common shareholders' equity	$3,344,981	$3,167,840	$3,080,151	$2,999,565	$2,929,538
Total assets	$43,446,443	$41,278,007	$41,274,228	$41,178,011	$40,686,076
Less: Goodwill and other intangible assets	1,529,394	1,444,967	1,447,965	1,450,414	1,452,891
Tangible assets	$41,917,049	$39,833,040	$39,826,263	$39,727,597	$39,233,185
Tangible common equity to tangible assets	7.98%	7.95%	7.73%	7.55%	7.47%

(3)	The efficiency ratio measures Valley's total non-interest expense as a percentage of net interest income plus total non-interest income.
(4)	The adjustment represents an increase in the allowance for credit losses for loans as a result of the adoption of ASU 2016-13 effective January 1, 2020.
SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	December 31,
	2021	2020
	(Unaudited)
Assets
Cash and due from banks	$205,156	$257,845
Interest bearing deposits with banks	1,844,764	1,071,360
Investment securities:
Equity securities	36,473	29,378
Trading debt securities	38,130	—
Available for sale debt securities	1,128,809	1,339,473
Held to maturity debt securities (net of allowance for credit losses of $1,165 at December 31, 2021 and $1,428 at December 31, 2020)	2,667,532	2,171,583
Total investment securities	3,870,944	3,540,434
Loans held for sale, at fair value	139,516	301,427
Loans	34,153,657	32,217,112
Less: Allowance for loan losses	(359,202)	(340,243)
Net loans	33,794,455	31,876,869
Premises and equipment, net	326,306	319,797
Lease right of use assets	259,117	252,053
Bank owned life insurance	566,770	535,209
Accrued interest receivable	96,882	106,230
Goodwill	1,459,008	1,382,442
Other intangible assets, net	70,386	70,449
Other assets	813,139	971,961
Total Assets	$43,446,443	$40,686,076
Liabilities
Deposits:
Non-interest bearing	$11,675,748	$9,205,266
Interest bearing:
Savings, NOW and money market	20,269,620	16,015,658
Time	3,687,044	6,714,678
Total deposits	35,632,412	31,935,602
Short-term borrowings	655,726	1,147,958
Long-term borrowings	1,423,676	2,295,665
Junior subordinated debentures issued to capital trusts	56,413	56,065
Lease liabilities	283,106	276,675
Accrued expenses and other liabilities	311,044	381,991
Total Liabilities	38,362,377	36,093,956
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 shares authorized:
Series A (4,600,000 shares issued at December 31, 2021 and December 31, 2020)	111,590	111,590
Series B (4,000,000 shares issued at December 31, 2021 and December 31, 2020)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 423,034,027 shares at December 31, 2021 and 403,881,488 shares at December 31, 2020)	148,482	141,746
Surplus	3,883,035	3,637,468
Retained earnings	883,645	611,158
Accumulated other comprehensive loss	(17,932)	(7,718)
Treasury stock, at cost (1,596,959 common shares at December 31, 2021 and 22,490 common shares at December 31, 2020)	(22,855)	(225)
Total Shareholders’ Equity	5,084,066	4,592,120
Total Liabilities and Shareholders’ Equity	$43,446,443	$40,686,076

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Interest Income
Interest and fees on loans	$319,141	$309,753	$313,968	$1,257,389	$1,284,707
Interest and dividends on investment securities:
Taxable	15,852	14,292	14,024	56,026	70,249
Tax-exempt	2,535	2,609	3,339	11,716	14,563
Dividends	1,814	1,505	2,467	7,357	11,644
Interest on federal funds sold and other short-term investments	637	642	260	1,738	2,556
Total interest income	339,979	328,801	334,058	1,334,226	1,383,719
Interest Expense
Interest on deposits:
Savings, NOW and money market	9,983	10,605	11,706	42,879	76,169
Time	3,328	4,394	14,368	25,094	106,067
Interest on short-term borrowings	984	1,464	2,097	5,374	11,372
Interest on long-term borrowings and junior subordinated debentures	10,383	11,312	17,967	50,978	71,207
Total interest expense	24,678	27,775	46,138	124,325	264,815
Net Interest Income	315,301	301,026	287,920	1,209,901	1,118,904
Provision (credit) for credit losses for held to maturity securities	90	35	(53)	(263)	635
Provision for credit losses for loans	11,609	3,496	19,028	32,896	125,087
Net Interest Income After Provision for Credit Losses	303,602	297,495	268,945	1,177,268	993,182
Non-Interest Income
Trust and investment services	4,499	3,550	3,108	14,910	12,415
Insurance commissions	2,005	1,610	1,972	7,810	7,398
Service charges on deposit accounts	5,810	5,428	5,068	21,424	18,257
Gains on securities transactions, net	495	787	651	1,758	524
Fees from loan servicing	2,671	2,894	2,826	11,651	10,352
Gains on sales of loans, net	6,653	6,442	15,998	26,669	42,251
Gains (losses) on sales of assets, net	521	344	(2,607)	901	(1,891)
Bank owned life insurance	1,993	2,018	2,422	8,817	10,083
Other	13,576	19,358	18,095	61,073	83,643
Total non-interest income	38,223	42,431	47,533	155,013	183,032
Non-Interest Expense
Salary and employee benefits expense	102,675	93,992	85,335	375,865	333,221
Net occupancy and equipment expense	34,986	32,402	32,228	132,098	129,002
FDIC insurance assessment	3,889	3,644	4,091	14,183	18,949
Amortization of other intangible assets	5,074	5,298	6,117	21,827	24,645
Professional and legal fees	11,182	13,492	9,702	38,432	32,348
Loss on extinguishment of debt	—	—	9,683	8,406	12,036
Amortization of tax credit investments	2,115	3,079	3,932	10,910	13,335
Telecommunication expense	2,902	2,615	3,490	11,409	10,737
Other	21,691	20,400	18,563	78,412	71,875
Total non-interest expense	184,514	174,922	173,141	691,542	646,148
Income Before Income Taxes	157,311	165,004	143,337	640,739	530,066
Income tax expense	42,273	42,424	37,974	166,899	139,460
Net Income	115,038	122,580	105,363	473,840	390,606
Dividends on preferred stock	3,172	3,172	3,172	12,688	12,688
Net Income Available to Common Shareholders	$111,866	$119,408	$102,191	$461,152	$377,918

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
Earnings Per Common Share:
Basic	$0.27	$0.29	$0.25	$1.13	$0.94
Diluted	0.27	0.29	0.25	1.12	0.93
Cash Dividends Declared per Common Share	0.11	0.11	0.11	0.44	0.44
Weighted Average Number of Common Shares Outstanding:
Basic	411,775,590	406,824,160	403,872,459	407,445,379	403,754,356
Diluted	414,472,820	409,238,001	405,799,507	410,018,328	405,046,207

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$33,338,128	$319,165	3.83%	$32,698,382	$309,778	3.79%	$32,570,902	$313,993	3.86%
Taxable investments (3)	3,563,329	17,667	1.98	3,302,803	15,797	1.91	3,204,974	16,491	2.06
Tax-exempt investments (1)(3)	418,049	3,209	3.07	429,941	3,302	3.07	506,748	4,227	3.34
Interest bearing deposits with banks	1,873,508	636	0.14	1,901,748	642	0.14	1,523,876	260	0.07
Total interest earning assets	39,193,014	340,677	3.48	38,332,874	329,519	3.44	37,806,500	334,971	3.54
Other assets	3,280,814			3,211,056			3,502,443
Total assets	$42,473,828			$41,543,930			$41,308,943
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$19,685,730	$9,983	0.20%	$18,771,619	$10,605	0.23%	$15,606,081	$11,706	0.30%
Time deposits	3,744,792	3,328	0.36	4,126,253	4,394	0.43	7,005,804	14,368	0.82
Short-term borrowings	670,433	983	0.59	860,474	1,464	0.68	1,316,706	2,097	0.64
Long-term borrowings (4)	1,482,001	10,383	2.80	1,595,814	11,312	2.84	2,779,632	17,967	2.59
Total interest bearing liabilities	25,582,956	24,677	0.39	25,354,160	27,775	0.44	26,708,223	46,138	0.69
Non-interest bearing deposits	11,316,264			10,701,948			9,143,953
Other liabilities	669,265			692,979			874,438
Shareholders' equity	4,905,343			4,794,843			4,582,329
Total liabilities and shareholders' equity	$42,473,828			$41,543,930			$41,308,943
Net interest income/interest rate spread (5)		$316,000	3.09%		$301,744	3.00%		$288,833	2.85%
Tax equivalent adjustment		(699)			(718)			(913)
Net interest income, as reported		$315,301			$301,026			$287,920
Net interest margin (6)			3.22%			3.14%			3.05%
Tax equivalent effect			0.01			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			3.23%			3.15%			3.06%

(1)     Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.